Alston & Bird LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777
                                 www.alston.com


Pinney L. Allen                                     Direct Dial: 404-881-7485
                                 January 8, 1999



Boddie-Noell Properties, Inc.
3710 One First Union Center
301 South College Street, Suite 3710
Charlotte, North Carolina  28202-6024


         Re: Registration Statement on Form S-3 Relating to 950,032 Shares of Common Stock of Boddie-Noell Properties, Inc.

Ladies and Gentlemen:

         In connection with the registration statement on Form S-3, File No. 333-68935, as in the form filed on January 8, 1999, relating to the registration of 950,032 shares of common stock by Boddie-Noell Properties, Inc. (the "Company"), you have requested our opinion concerning certain of the federal income tax consequences to the Company of its election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").

         In connection with issuing this opinion, we have relied solely on various facts and factual assumptions as set forth in the Registration Statement and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company and certificates from B. Mayo Boddie and Nicholas B. Boddie (the "Certificates") attached hereto and made a part hereof. We have made no independent inquiry as to the factual matters set forth herein. In addition, we have examined no documents other than the Registration Statement for purposes of this opinion and, therefore, our opinion is limited to matters determined through an examination of such document and the factual matters set forth in the Certificates. We note that we issued an opinion dated January 13, 1998, with respect to similar matters to those contained herein and we have no reason to believe that such opinion is inaccurate.

         In rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

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         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based solely on the facts in the Registration Statement and the facts in the Certificates, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1987 through 1997, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that ended December 31, 1998, and the taxable year that will end December 31, 1999. With respect to 1998 and 1999, we note that the Company's status as a REIT at any time during such years is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout each of such years and for each year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including final determination of operational results, it is not possible to assure that the Company satisfied the requirements to be a REIT during the taxable year that ended December 31, 1998, or will satisfy such requirements for the taxable year that will end December 31, 1999.

         In addition, we have participated in the preparation of the material under the heading "Federal Income Tax Considerations" of the Registration Statement and we are of the opinion that the federal income tax treatment described therein is accurate in all material respects.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Certificates may affect the opinions stated herein.


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         This opinion is furnished only to you, is solely for your use in connection with the Registration Statement, and is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. This opinion may be relied upon only by the party to whom it is addressed and may not be quoted, circulated, or used for any other purpose without our prior written consent. We, however, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Registration Statement.

                                 Very truly yours,

                                 ALSTON & BIRD

                                 By:  /s/ Pinney L. Allen
                                      Pinney L. Allen




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




                                   CERTIFICATE

         I, Philip S. Payne, in my capacity as Executive Vice President, Treasurer, and Chief Financial Officer of Boddie-Noell Properties, Inc. (the "Company"), do hereby certify, with respect to all matters set forth below, as follows:

         1. That I am the Executive Vice President, Treasurer, and Chief Financial Officer of the Company in the state of North Carolina;

         2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below and each of the matters set forth is true, correct and complete for taxable years of the Company from 1994 to the date of this certificate and that each of the matters is true, correct and complete for each of the taxable years of the Company prior to 1994 to the best of my knowledge and belief after making appropriate inquiries;

         3. That I have reviewed the contents of this certificate with other personnel of the Company;

         4. That for purposes of this Certificate,

                  (a) "Affiliated Limited Liability Companies" means, collectively:

                           (i)      BNP Realty LLC, a North Carolina limited
liability company that is owned 100% by Boddie-Noell Properties Limited Partnership;

                           (ii) BNP/Chason Ridge LLC, a North Carolina limited
liability company that is owned 100% by Boddie-Noell Properties Limited Partnership; and

                           (iii) BNP/Chrysson Phase I Acquisition LLC, a North
Carolina limited liability company that is owned 100% by Boddie-Noell Properties Limited Partnership.

                  (b) "BNP Management" means BNP Management, Inc., a North Carolina corporation of which BNP Realty LLC owns 100% of the nonvoting stock and 1% of the voting stock and Philip S. Payne, D. Scott Wilkerson, Douglas E. Anderson, and W. Craig Worthy, who are officers of the Company or affiliates thereof, collectively own 99% of the voting stock;

                  (c) "BT Venture" means BT Venture Corporation, a Subchapter S corporation that was merged with and into the Company on October 1, 1994;

                  (d) "Code" means the Internal Revenue Code of 1986, as amended;

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                  (e)      "Foreclosure Property" means real property (including
interests in real property), and any personal property incident to such real property, acquired by the real estate investment trust as a result of such trust having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness that such property secured;

                  (f) "Independent Contractor" means any person who does not own, directly or indirectly, more than 35% of the shares in the REIT, and, if such person is a corporation, not more than 35% of the total combined voting power of whose stock (or 35% of the total shares of all classes of whose stock), or, if such person is not a corporation, not more than 35% of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning 35% or more of the shares in the REIT;

                  (g) "Operating Partnership" means Boddie-Noell Properties Limited Partnership, a Delaware limited partnership formed on September 18, 1997, of which the Company is the sole general partner with an approximate 79% ownership interest, including a 1% general partnership interest and a 78% limited partnership interest, and various others (including officers and directors of the Company) are the remaining limited partners with an approximate 21% aggregate interest;

                  (h) "Operating Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Boddie-Noell Properties Limited Partnership, as executed;

                  (i) "Prohibited Transaction" means a sale or other disposition of property, other than foreclosure property, that is stock in trade of the taxpayer or other property of a kind which would properly be included in the inventory of the taxpayer if on hand at the close of the taxable year, or property held by the taxpayer primarily for sale to customers in the ordinary course of trade or business;

                  (j) "Qualified REIT Subsidiary" means (1) any corporation in which a real estate investment trust owned stock during any taxable year ended on or before December 31, 1997, if 100% of the stock of such corporation was held by the real estate investment trust at all times during the period such corporation was in existence and (2) any corporation in which a real estate investment trust owns stock after the taxable year ended December 31, 1997, if 100% of the stock of such corporation is held by the real estate investment trust;

                  (k) "Real Estate Assets" means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable


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certificates of beneficial interest) in other entities qualifying to be taxed as real estate investment trusts;

                  (l) "Registration Statement" means the Form S-3, File No. 333-68935 filed on January 8, 1999, by the Company in connection with the offer and sale of 950,032 shares of the Company's common stock;

                  (m) "Rent from Real Properties" means amounts derived from rental of real property, including rents attributable to personal property if such personal property is leased in conjunction with the real property and such rent is less than 15% of the total rent and including charges for services customarily furnished or rendered in connection with the rental of such real property, whether or not such charges are separately stated, but excluding rents received from parties in which the Company owns 10% or more of the vote or value of equity ownership of such party and excluding amounts received or accrued with respect to any real or personal property if the Company furnishes noncustomary services to the tenants or manages or operates such property other than through an Independent Contractor from which neither the Company nor the Operating Partnership derives any form of income;

                  (n)      "REIT" means a real estate investment trust;

                  (o) "REIT Election" means an election to be taxed as a REIT under Code Section 856(c)(1); and

                  (p)      "Service" means the Internal Revenue Service;

         5. That I have consulted with other employees and officers of the Company regarding the matters set forth below and such persons have agreed in all respects with the representations made below;

         6. That, except as otherwise noted, all representations made below are true and complete for each of the taxable years ended December 31, 1987, through December 31, 1998, and through the date hereof; and that I have no reason to believe that such representations will not continue to be true for the taxable year that will end December 31, 1999;

         7. That, prior to July 12, 1997, the Company operated in accordance with Delaware law and, after its reincorporation in Maryland on July 12, 1997, the Company has operated and will continue to operate in accordance with Maryland law; and that the Company has operated and will continue to operate in accordance with its articles of incorporation, and its bylaws and in accordance with the statements and representations made in the Registration Statement;

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         8. That the Operating Partnership has operated and will continue to operate in accordance with Delaware law, the Operating Partnership Agreement, and the statements and representations made in the Registration Statement;

         9. That I am familiar with the requirements for qualification as a REIT under applicable provisions of the Code, that all such requirements have been satisfied for the Company's taxable years ended December 31, 1987, through December 31, 1998; that I have no reason to believe that such requirements will not continue to be satisfied in the taxable year that will end December 31, 1999; and that I have exercised ordinary business care and prudence to attempt to satisfy such requirements and I have advised Alston & Bird LLP of any matter of which I am aware that could cause reason for concern as to whether those requirements have been or will be satisfied;

         10. That the Company filed an election to be taxed as a REIT with its tax return for the taxable year ended December 31, 1987, and has not taken any action to terminate such election; that I have no reason to believe that the Company will not continue such election or that it will take any action to terminate such election for the period that ended December 31, 1998, or the period that will end December 31, 1999; and that the Company has received no notification formally or informally from the Service or any other person that such election may not be valid or has been revoked or withdrawn in any respect;

         11. That the Company is and will continue to be managed by one or more of its directors who have exclusive authority over the management of the Company, the management of its officers, and the management and disposition of the Company's property;

         12. That the beneficial ownership of the Company is and will continue to be evidenced by transferable shares; and that there are no restrictions on the transferability of such shares either in the Articles of Incorporation or in any agreement to which the Company is a party, other than the restrictions set forth in the Article of Incorporation that permit the directors to redeem shares or refuse to transfer shares in any case where such directors, in good faith, believe that a failure to redeem or that a transfer of shares would result in the loss of the Company's REIT status;

         13. That the Company has been a domestic corporation during its entire existence;

         14. That the Company has not been, is not, and will not be (i) a bank, a mutual savings bank, a cooperative bank, a domestic building and loan association or other savings institution, a small business investment company operating under the Small Business Investment Act of 1958, or a corporation created under state law for the purpose


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of promoting, maintaining, and assisting the economy within a state by making loans, or (ii) an insurance company;

         15. That at no time during the last half of any taxable year for which a REIT election has been in effect has more than 50% of the value of the Company's outstanding stock been beneficially owned by five or fewer individuals taking into consideration the applicable attribution rules; and that the Company will take all measures within its control to ensure that, at no time during the last half of any taxable year for which a REIT election will be continued, will more than 50% of the value of the Company's outstanding stock be beneficially owned by or for five or fewer individuals;

         16. That the record and beneficial ownership of the Company has been and will be held by 100 or more persons;

         17. That, in all taxable years ended, at least 95% of the gross income derived by the Company (including the income derived through its ownership of the Operating Partnership and the Affiliated Limited Liability Companies) consisted of: (i) Rent from Real Properties; (ii) interest; (iii) gain realized upon the sale of all or a portion of a Real Estate Asset that is not a Prohibited Transaction; (iv) dividends; (v) abatements and refunds of tax; (vi) income and gain from Foreclosure Property; and (vii) amounts for making loans by secured properties or to purchase or lease real property; and that I have no reason to believe that such 95% gross income test will not continue to be met for the taxable year that will end December 31, 1999;

         18. That, in all taxable years ended, at least 75% of the gross income derived by the Company (including the income derived through its ownership of the Operating Partnership and the Affiliated Limited Liability Companies) consisted of: (i) Rent from Real Properties; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain realized upon the sale of all or a portion of the real property; (iv) abatements and refunds of property tax; (v) income and gain derived from Foreclosure Property; (vi) amounts for agreeing to make loans secured by real property or to purchase or lease real property; and (vii) gain from the sale or disposition of a Real Estate Asset that is not a Prohibited Transaction; and that I have no reason to believe that such 75% gross income test will not continue to be met for the taxable year that will end December 31, 1999;

         19. That, for taxable years ended on or before December 31, 1997, less than 30% of the gross income of the Company (including the income derived through its ownership of the Operating Partnership and the Affiliated Limited Liability Companies) was derived from (i) the sale or other disposition of stock or securities held for less than one year; (ii) property in a transaction that is a Prohibited Transaction; and (iii) real property (including interests in real property and interests in mortgages on real property)


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held for less than four years other than property compulsorily or involuntarily converted and property that is Foreclosure Property;

         20. That the Company, the Operating Partnership, and the Affiliated Limited Liability Companies have not entered into and will not enter into any lease, agreement, or other arrangement in connection with the rental of real property under which any amount payable to the Company, the Operating Partnership, or the Affiliated Limited Liability Companies depends or will depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such real property (except that such an amount may be based on a fixed percentage or percentages of gross receipts or sales);

         21. That (i) any personal property directly or indirectly leased by the Company, the Operating Partnership, and the Affiliated Limited Liability Companies has been and will be leased under or in connection with a lease of the real property; and (ii) the average of the adjusted bases of such personal property at the beginning and at the end of the taxable year is less than 15% of the average of the aggregate adjusted bases of both the real property and the personal property at the beginning and at the end of the taxable year, as calculated on a lease by lease basis;

         22. That, for purposes of Items 17 and 18 above, Rent from Real Properties does not include rent received for any real property directly or indirectly from any person in which the Company owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity (for purposes of this representation, ownership is determined by taking into account the attribution of ownership rules, which generally apply a look-through provision to determine constructive stock ownership);

         23. That, in connection with the merger of BT Venture Corporation with and into the Company, B. Mayo Boddie and Nicholas B. Boddie, the sole shareholders of BT Venture Corporation, were entitled to additional "earn-out consideration" up to an amount of $1,700,000 in the event that the Company satisfied certain performance criteria set forth in the merger agreement; and that such earn-out consideration was payable in the common stock of the Company but, at the Company's sole option, was payable in cash in lieu of such stock;

         24. That, with respect to Item 22 above, B. Mayo Boddie has not and will not own more than 9.8% of the Company's stock, taking into consideration
(i) all shares of stock owned directly by him, (ii) all shares of stock reinvested in BNP's Dividend Reinvestment Plan, (iii) all shares of stock owned directly by his spouse, children, parents, or grandparents, (iv) his proportionate share of all shares of stock owned, directly or indirectly, by or for a partnership in which he has had or will have any partnership


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interest, (v) his proportionate share of all shares of stock owned, directly or indirectly, by or for an estate of which he has been or is a beneficiary, (vi) his proportionate share of all shares of stock owned, directly or indirectly, by or for a trust (other than a qualified trust under section 401(a) of the Code) of which he has been or is a beneficiary, (vii) all shares of stock owned, directly or indirectly, by or for any portion of a trust of which he is considered the owner for federal income tax purposes, and (viii) his proportionate share of all shares of stock owned, directly or indirectly, by or for a corporation in which he owns or has owned a ten percent (10%) interest;

         25. That, with respect to Item 22 above, Nicholas B. Boddie has not and will not own more than 9.8% of the Company's stock, taking into consideration
(i) all shares of stock owned directly by him, (ii) all shares of stock reinvested in BNP's Dividend Reinvestment Plan, (iii) all shares of stock owned directly by his spouse, children, parents, or grandparents, (iv) his proportionate share of all shares of stock owned, directly or indirectly, by or for a partnership in which he has had or will have any partnership interest, (v) his proportionate share of all shares of stock owned, directly or indirectly, by or for an estate of which he has been or is a beneficiary, (vi) his proportionate share of all shares of stock owned, directly or indirectly, by or for a trust (other than a qualified trust under section 401(a) of the Code) of which he has been or is a beneficiary, (vii) all shares of stock owned, directly or indirectly, by or for any portion of a trust of which he is considered the owner for federal income tax purposes, and (viii) his proportionate share of all shares of stock owned, directly or indirectly, by or for a corporation in which he owns or has owned a ten percent (10%) interest; and

         26. That, for purposes of Item 22 above, no partnership in which either
B. Mayo Boddie or Nicholas B. Boddie has been or is directly or indirectly a partner has owned or owns ten percent (10%) or more of the Company's stock, taking into consideration stock owned by others attributed to any such partnership including (i) any of the Company's stock owned, directly or indirectly, by either B. Mayo Boddie or Nicholas B. Boddie and (ii) any of the Company's stock owned directly or indirectly by any other partner of a partnership in which either B. Mayo Boddie or Nicholas B. Boddie owned an interest for taxable years ended on or before December 31, 1997, and in which either B. Mayo Boddie or Nicholas B. Boddie will own a 25% interest for taxable years ending after December 31, 1997;

         27. That the Company is aware of the rules regarding attribution of ownership and the bar on the characterization of amounts received from certain related parties as Rent from Real Properties and, accordingly, for the taxable years ended on or before December 31, 1997, the Company continually monitored the constructive share ownership of the Company by partnerships in which Nicholas B. Boddie and B. Mayo Boddie are partners, directly or indirectly; and that the Company is not aware of any of facts causing any partnership to which the Company leases any of its property to be considered to own a 10% or greater interest in the Company;

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         28. That the fair market value of any real property (or, with respect to any construction loan, the fair market value of the land plus the reasonably estimated cost of the improvements other than personal property) securing a note, determined at the time the Company became bound to make the loan, is equal to or exceeds the amount of the loan;

         29. That no interest (including interest on obligations secured by mortgages on real property or interests in real property) received or accrued, directly or indirectly, by the Company, the Operating Partnership, or the Affiliated Limited Liability Companies has been or will be determined in whole or in part by reference to the income or profits derived by any person;

         30. That neither the Company, the Operating Partnership, nor the Affiliated Limited Liability Companies have owned any Foreclosure Property (other than property the income from which would not cause the statements contained in Items 17 and 18 above to no longer be true).

         31. That the Company has reviewed and will continue to review all leases for each property to ensure that such leases conform with all REIT requirements; and that in connection with such review, the Company's Chief Accounting Officer performs the following: (i) audits each lease prior to signing such lease with respect to new and existing properties, (ii) audits each property's operations prior to acquiring any such property, and (iii) meets quarterly with property managers, who complete a form in connection with each property setting forth the nature and amount of such items as personal property and services provided to tenants, if any;

         32. That, for taxable years prior to 1998, neither the Company, the Operating Partnership, nor the Affiliated Limited Liability Companies have provided any services to any tenant, other than through an Independent Contractor from whom no income was derived or received by any such entity, except for services that would be considered customarily furnished or rendered in connection with the rental of real property, such as the furnishing of water, heat, lights, trash collection, and maintenance of common areas; that, for taxable years beginning after December 31, 1997, neither the Company, the Operating Partnership, nor the Affiliated Limited Liability Companies have provided or will provide services that would generate impermissible service income in an amount that exceeds 1% of all amounts received or accrued during the taxable year, directly or indirectly, by the Company with respect to such property, with the amount treated as received or accrued by the Company for such impermissible services not being less than 150% of the direct cost of the Company in furnishing or rendering such services (for purposes of this representation, impermissible service income means any amount received or accrued directly or indirectly by the Company for services furnished or rendered by the Company to the tenants of its property or for managing or operating such

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property, unless (i) such services, management, or operations are provided through an Independent Contractor from whom the Company has not derived or received and will not derive or receive any income or (ii) such services are customarily furnished or rendered in connection with the rental of real property, such as the furnishing of water, heat, lights, trash collection, and maintenance of common areas);

         33. That the Company has not derived and will not derive any income from any Independent Contractor; that no Independent Contractor who provided or will provide management and operating functions for the Company, the Operating Partnership, or the Affiliated Limited Liability Companies or any of its properties had or will have any ownership interest in the Company in excess of 35%;

         34. That, at the close of each quarter of any taxable year the Company has had a REIT election in effect or will continue such REIT election, at least 75% of the total combined value of its assets, including its proportionate share of the assets of the Operating Partnership and the Affiliated Limited Liability Companies, has or will consist of Real Estate Assets, cash and cash items (including receivables), and government securities; and that at the close of each quarter of any taxable year the Company performs the following items to determine its compliance with the 75% asset test: (i) monitors the fair market value of the properties on an ongoing basis and (ii) completes a spreadsheet detailing all assets of the Company, the Operating Partnership, and the Affiliated Limited Liability Companies on an asset by asset basis to determine whether such assets are qualifying assets under the applicable Treasury Regulations;

         35. That, at the close of each quarter of any taxable year that the Company has had a REIT election in effect or will continue such REIT election, not more than 25% of the value of the Company's total assets (including those assets owned indirectly through the Operating Partnership and the Affiliated Limited Liability Companies) has been or will be represented by securities (other than government securities) for purposes of this calculation limited in respect of any one issuer to an amount not greater in value than 5% of the value of the total assets of the Company and to not more than 10% of the outstanding voting securities of such issuer;

         36. That the Company's pro rata share of the value of the securities of BNP Management has not exceeded 5% of the total value of the Company's assets at the end of any calendar quarter; that 99% of the voting stock of BNP Management is owned by Philip S. Payne, D. Scott Wilkerson, Douglas E. Anderson, and W. Craig Worthy; that the Company has no informal or formal agreement with BNP Management or the other shareholders of BNP Management regarding the voting of the BNP Management stock; and that the stock owned by Philip S. Payne, D. Scott Wilkerson, Douglas E. Anderson, and W. Craig Worthy is not subject to any voting or purchase agreement that effectively would deny such individuals of the economic rights of such stock;

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         37. That, at the close of each quarter of any taxable year that the
Company has had a REIT election in effect or will continue such REIT election, the Company has not owned and will not own directly or indirectly securities in any one issuer, including mutual funds, having an aggregated value in excess of 5% of the value of the total assets of the Company;

         38. That the Company, the Operating Partnership, and the Affiliated Limited Liability Companies have held and will at all times hold all real property and all other assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Company, the Operating Partnership, or the Affiliated Limited Liability Companies;

         39. That, for each taxable year for which a REIT election has been in effect, the Company has distributed or will distribute an amount equal to or exceeding the sum of 95% of the Company's real estate investment trust taxable income for such taxable year, determined without regard for the deduction for dividends paid and by excluding any net capital gain, and 95% of the excess of the net income from Foreclosure Property over the tax imposed on such income, reduced by, any excess noncash income;

         40. That, in each taxable year for which a REIT election has been in effect, the dividends paid by the Company on the Company's common stock were made pro rata, with no preference to any share of the common stock as compared with other such shares;

         41. That, for each taxable year for which a REIT election has been in effect, the Company has and will (i) maintain stock records that disclose actual ownership of the Company's outstanding stock, and (ii) within 30 days of each taxable year end, demand a written statement from shareholders of record, including holders of the Company's stock warrants, for the purpose of disclosing actual ownership;

         42. That the Company has received no indication (whether in response to the required demand letters sent to each shareholder of record owning 1% or more of the outstanding shares of the Company on the appropriate date, as a result of any filing of a Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended, or otherwise) that the actual ownership of shares of the Company was or is such as to prevent the Company from satisfying the REIT rules prohibiting the Company from being closely-held or from having fewer than 100 shareholders;

         43. That the Company has at all times adopted and will continue to use a calendar year accounting period;

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         44. That other than BNP Management, the Company has not and does not own any stock or other voting securities in any corporation;

         45. That, at the time of the merger of BT Venture Corporation with and into the Company, BT Venture Corporation had no Subchapter C earnings and profits;

         46. That the Operating Partnership is the only partnership in which the Company has held a direct or indirect interest at the close of any quarter of any taxable year ended on or before December 31, 1998, or at the close of any quarter through the date hereof and this partnership was formed as a partnership under the laws of the applicable state; that the Affiliated Limited Liability Companies are the only limited liability companies in which the Company has held a direct or indirect interest at the close of any quarter of any taxable year ended on or before December 31, 1998, or at the close of any quarter through the date hereof, and each of these limited liability companies were formed as a limited liability company under the laws of the applicable states and elected to be treated as a partnership for federal income tax purposes; that all such partnerships (including the Affiliated Limited Liability Companies) have made no election to be treated as a corporation or any other type of entity for federal income tax purposes; and that the Company has received no notification formally or informally from the Service or any other person challenging the status of any of these entities as a partnership for federal income tax purposes;

         47. That the Operating Partnership is the only partnership in which the Company holds a direct or indirect interest as of the date hereof; and that the Affiliated Limited Liability Companies are the only limited liability companies in which the Company holds a direct or indirect interest as of the date hereof;

         48. That the Company is not a party to any stock or asset purchase agreement, including any plan of merger or reorganization, that will cause the Company to fail to satisfy any of the matters set forth in this Certificate or to fail to qualify as a REIT in the taxable year that will end December 31, 1999;

         49. That the Company has filed timely tax returns in each year of its existence and has not included any information in such returns due to fraud with an intent to evade taxes;

         50. That, beginning with the taxable year ended December 31, 1996, the Company has engaged Ernst & Young to complete the Company's audited financial statements and federal income tax returns; and that, in connection with such work, Ernst & Young advised us that it found no problems with the Company's qualification as a REIT for any year that it elected to be so taxed and that it foresaw no problems in continuing to so qualify;



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         51. That with respect to the Company's interest income:

                  (a) All of such interest income has been and will be earned on notes ("Notes") that are secured by real property, other than amounts of interest earned on funds of the Company held on deposit in banking institutions, the loan to BNP Management, and other interest that did not cause the Company to fail the 75% income test;

                  (b) None of the Notes has contained or will contain any provisions that entitles the Company to interest based on the earnings or profits of the maker of the Note or the value of the property securing the Note; and

                  (c) The fair market value of the real property (or, with respect to any construction loan, the fair market value of the land plus the reasonably estimated cost of the improvements other than personal property) securing each of the Notes, determined at the time the Company became bound to make the loan, is equal to or exceeds the amount of the loan.

         52. That no proceedings are pending or, to the knowledge of the undersigned, threatened against the Operating Partnership, the Company, any of their subsidiaries (including corporations, limited and general partnerships, joint ventures, limited liability companies, and other entities, whether directly or indirectly controlled) (the "Entities") or any of their properties, before or by any Federal state or other commission, board, court, or administrative agency wherein an unfavorable decision, ruling, or finding would materially and adversely affect the business, property, financial condition, or income of the Company, the Operating Partnership, and their subsidiaries considered as one enterprise or any of their properties.

         53. That the Company's ownership interests in the Operating Partnership and its other directly or indirectly held Entities are held free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for security interests granted in respect to indebtedness of the Company or the Subsidiaries as described in the Registration Statement.

         54. That the description of the Company, its properties, and its method of operation contained in the Registration Statement is accurate and complete in all material aspects with respect to this opinion; and

         55. That the Company will undertake to advise you of any change in the representations made herein for so long as the Registration Statement referred to above remains in effect.

         The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of the Company as a REIT and may not

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


be relied upon for any other purpose or by any other party. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.


January 8, 1999                  /s/ Philip S. Payne
                                 Philip S. Payne
                                 Executive Vice President, Treasurer,
                                 and Chief Financial Officer



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                                   CERTIFICATE

         I, B. Mayo Boddie, in my individual capacity and in my capacity as Chairman of Boddie-Noell Enterprises, Inc. ("Boddie-Noell"), do hereby certify, after making appropriate inquiries with respect to all matters set forth below, as follows:

         1. That I am the Chairman of Boddie-Noell;

         2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

         3. That I have consulted with other employees and officers of Boddie-Noell regarding the matters set forth below and such persons have agreed in all respects with the representations made below;

         4. That, except as otherwise noted, all representations made below are true and complete for each of the taxable years ended December 31, 1987, through December 31, 1998, and through the date hereof; and that I have no reason to believe that such representations will not continue to be true for the taxable years that will end after December 31, 1998;

         5. That BNE Advisory Group, Inc., which was formed in 1987 and operated as a wholly-owned subsidiary of Boddie-Noell, provided no services with respect to any of the Hardee's restaurants leased to Boddie-Noell during any of the taxable years ended December 31, 1987 through 1994; and that BNE Advisory Group, Inc. neither managed nor operated any of the Hardee's restaurants leased to Boddie-Noell during any of the taxable years ended December 31, 1987 through 1994;

         6. That at all times during the taxable years ended December 31, 1987 through 1998, and through the date hereof, I have owned less than ten percent (10%) of the stock of Boddie-Noell Properties, Inc. ("BNP") taking into consideration:

                  (i) all shares of stock owned directly by me,

                  (ii) all shares of stock reinvested in BNP's Dividend Reinvestment Plan,

                  (iii) all shares of stock owned directly by my spouse, children, parents, or grandparents,

                  (iv) my proportionate share of all shares of stock owned, directly or indirectly, by or for a partnership in which I have or have had any partnership interest,

                  (v) my proportionate share of all shares of stock owned, directly or indirectly, by or for an estate of which I have been or am a beneficiary,

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                  (vi) my proportionate share of all shares of stock owned,
directly or indirectly, by or for a trust (other than a qualified trust under section 401(a) of the Internal Revenue Code of 1986, as amended) of which I have been or am a beneficiary,

                  (vii) all shares of stock owned, directly or indirectly, by or for any portion of a trust of which I am considered the owner for federal income tax purposes, and

                  (viii) my proportionate share of all shares of stock owned, directly or indirectly, by or for a corporation in which I own or have owned a ten percent (10%) interest;

         7. That no partnership in which I am a general partner directly or indirectly has owned or does own ten percent (10%) or more of BNP's stock, taking into consideration stock attributed to any such partnership including (i) any of BNP's stock owned, directly or indirectly, by me, and (ii) any of BNP's stock owned, directly or indirectly, by any other partner of a partnership in which I have owned an interest for taxable years ended on or before December 31, 1997, and in which I have owned or will own a 25% interest for taxable years ending after December 31, 1997; and that I have no reason to believe that any partnership in which I am a limited partner directly or indirectly has owned or does own ten percent (10%) or more of BNP's stock, taking into consideration stock attributed to any such partnership including (i) any of BNP's stock owned, directly or indirectly, by me, and (ii) any of BNP's stock owned, directly or indirectly by any other partner of a partnership in which I have owned an interest for taxable years ended on or before December 31, 1997, and in which I will own a 25% interest for taxable years ending after December 31, 1997;

         8. I have disclosed the partnerships in which I am a general partner to BNP and the names of those persons who are my partners in said partnerships and I know that such persons do not own sufficient stock in BNP when taken together with stock owned by me to cause any partnership to be considered to constructively own ten percent (10%) or more of the stock of BNP; and that I have disclosed the partnerships in which I am a limited partner to BNP and I have no reason to believe that any of the other partners in such partnerships own stock in BNP when taken together with stock owned by me to cause any partnership to be considered to constructively own ten percent (10%) or more of the stock of BNP (for purposes of this representation, (i) for taxable years ended on or before December 31, 1997, all BNP stock owned, directly or indirectly, by any partner of a partnership in which I owned an interest is taken into consideration, and (ii) for taxable years ending after December 31, 1997, all BNP stock owned, directly or indirectly, by any partner who owns a 25% interest in a partnership in which I own an interest is taken into consideration); and

         9. That at all times during the taxable years ended December 31, 1987 through 1994, BNP was organized and operated as a real estate investment trust under applicable provisions of the Code; and that I am not aware of any reason that BNP did not so qualify during such period of time.

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

         The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of BNP as a REIT and may not be relied upon for any other purpose or by any other party. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.


January 8, 1999                  /s/ B. Mayo Boddie
                                 B. Mayo Boddie
                                 Chairman



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                                   CERTIFICATE

         I, Nicholas B. Boddie, in my individual capacity and in my capacity as Vice Chairman of Boddie-Noell Enterprises, Inc. ("Boddie-Noell"), do hereby certify, after making appropriate inquiries with respect to all matters set forth below, as follows:

         1. That I am the Vice Chairman of Boddie-Noell;

         2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

         3. That I have consulted with other employees and officers of Boddie-Noell regarding the matters set forth below and such persons have agreed in all respects with the representations made below;

         4. That, except as otherwise noted, all representations made below are true and complete for each of the taxable years ended December 31, 1987, through December 31, 1998, and through the date hereof; and that I have no reason to believe that such representations will not continue to be true for the taxable years that will end after December 31, 1998;

         5. That BNE Advisory Group, Inc., which was formed in 1987 and operated as a wholly-owned subsidiary of Boddie-Noell, provided no services with respect to any of the Hardee's restaurants leased to Boddie-Noell during any of the taxable years ended December 31, 1987 through 1994; and that BNE Advisory Group, Inc. neither managed nor operated any of the Hardee's restaurants leased to Boddie-Noell during any of the taxable years ended December 31, 1987 through 1994;

         6. That at all times during the taxable years ended December 31, 1987 through 1998, and through the date hereof, I have owned less than ten percent (10%) of the stock of Boddie-Noell Properties, Inc. ("BNP") taking into consideration:

                  (i) all shares of stock owned directly by me,

                  (ii) all shares of stock reinvested in BNP's Dividend Reinvestment Plan,

                  (iii) all shares of stock owned directly by my spouse, children, parents, or grandparents,

                  (iv) my proportionate share of all shares of stock owned by or for a partnership in which I have or have had any partnership interest,

                  (v) my proportionate share of all shares of stock owned, directly or indirectly, by or for an estate of which I have been or am a beneficiary,

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

                  (vi) my proportionate share of all shares of stock owned, directly or indirectly, by or for a trust (other than a qualified trust under section 401(a) of the Internal Revenue Code of 1986, as amended) of which I have been or am a beneficiary,

                  (vii) all shares of stock owned, directly or indirectly, by or for any portion of a trust of which I am considered the owner for federal income tax purposes, and

                  (viii) my proportionate share of all shares of stock owned, directly or indirectly, by or for a corporation in which I own or have owned a ten percent (10%) interest;

         7. That no partnership in which I am a general partner directly or indirectly has owned or does own ten percent (10%) or more of BNP's stock, taking into consideration stock attributed to any such partnership including (i) any of BNP's stock owned, directly or indirectly, by me, and (ii) any of BNP's stock owned, directly or indirectly by any other partner of a partnership in which I have owned an interest for taxable years ended on or before December 31, 1997, and in which I will own a 25% interest for taxable years ending after December 31, 1997; and that I have no reason to believe that any partnership in which I am a limited partner directly or indirectly has owned or does own ten percent (10%) or more of BNP's stock, taking into consideration stock attributed to any such partnership including (i) any of BNP's stock owned, directly or indirectly, by me, and (ii) any of BNP's stock owned, directly or indirectly by any other partner of a partnership in which I have owned an interest for taxable years ended on or before December 31, 1997, and in which I will own a 25% interest for taxable years ending after December 31, 1997;

         8. I have disclosed the partnerships in which I am a general partner to BNP and the names of those persons who are my partners in said partnerships and I know that such persons do not own sufficient stock in BNP when taken together with stock owned by me to cause any partnership to be considered to constructively own ten percent (10%) or more of the stock of BNP; and that I have disclosed the partnerships in which I am a limited partner to BNP and I have no reason to believe that any of the other partners in such partnerships own stock in BNP when taken together with stock owned by me to cause any partnership to be considered to constructively own ten percent (10%) or more of the stock of BNP (for purposes of this representation, (i) for taxable years ended on or before December 31, 1997, all BNP stock owned, directly or indirectly, by any partner of a partnership in which I owned an interest is taken into consideration, and (ii) for taxable years ending after December 31, 1997, all BNP stock owned, directly or indirectly, by any partner who owns a 25% interest in a partnership in which I own an interest is taken into consideration); and

         9. That at all times during the taxable years ended December 31, 1987 through 1994, BNP was organized and operated as a real estate investment trust under applicable provisions of the Code; and that I am not aware of any reason that BNP did not so qualify during such period of time.

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

         The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of BNP as a REIT and may not be relied upon for any other purpose or by any other party. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.


January 8, 1999                   /s/ Nicholas B. Boddie
                                  Nicholas B. Boddie
                                  Vice Chairman




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